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                                                                      Exhibit 23


               CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Arch Chemicals, Inc.:


We consent to the incorporation by reference in the registration statements (Nos. 333-71719, 333-71721 and 333-54098) filed on Form S-8 of Arch Chemicals,
Inc. of our report dated January 23, 2002, except as to information in Notes 1, 2, 5, 11 and 22, for which the date is March 21, 2002, relating to the consolidated balance sheets of Arch Chemicals, Inc. and its subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity (equity prior to the distribution) and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Arch Chemicals, Inc.

                                                        KPMG LLP


Stamford, Connecticut
March 21, 2002